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                                                                   EXHIBIT 23.11

                       [GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

October 24, 1997
Board of Directors
The Morningstar Group Inc.
5956 Sherry Lane
Suite 1500
Dallas, TX 75225

Re: Registration Statement on Form S-4 of Suiza Foods Corporation, dated October 28, 1997, including the Prospectus/Joint Proxy Statement of Suiza Foods Corporation and The Morningstar Group Inc.

Gentlemen:

Reference is made to our opinion letter dated as of September 28, 1997, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of The Morningstar Group Inc. (the "Company") of the exchange ratio of 0.85 shares of Common Stock, par value $0.01 per share, of Suiza Foods Corporation ("Suiza") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 28, 1997, among Suiza, SF Acquisition Corporation, a wholly-owned subsidiary of Suiza, and the Company.

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to the opinion of our Firm dated as of September 28, 1997, in the cover letter to Morningstar stockholders, under the captions "SUMMARY--The Merger and the Merger Agreement--Background and Reasons for the Merger; Recommendation of the Boards-- Morningstar," "SUMMARY--The Merger and the Merger Agreement--Opinions of Financial Advisors," "THE MERGER--Reasons for the Merger; Recommendations of the Boards--Morningstar" and "THE MERGER--Opinion of Morningstar's Financial Advisor," and to the inclusion of the foregoing opinion in the Prospectus/Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)